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                                                                   Exhibit 2.4

                                September 22, 1999


Board of Directors
MindSpring Enterprises, Inc.

                         EARTHLINK STOCKHOLDER AGREEMENT

Ladies and Gentlemen:

         The undersigned stockholder of EarthLink Network, Inc., a Delaware corporation ("EARTHLINK"), to induce MindSpring Enterprises, Inc., a Delaware corporation ("MINDSPRING"), and WWW Holdings, Inc., a Delaware corporation ("NEWCO") to enter into the Agreement and Plan of Reorganization, dated as of September 22, 1999, by and among EarthLink, MindSpring and Newco, (the "REORGANIZATION AGREEMENT"), hereby agrees as follows:

         1. It hereby represents and warrants that it own of record and beneficially good and valid title to all of the shares of EarthLink Common Stock and EarthLink Preferred Stock shown on EXHIBIT A attached hereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, except as otherwise disclosed on EXHIBIT A. For purposes hereof, the EarthLink Common Stock and any EarthLink Common Stock issued and outstanding after conversion of the EarthLink Preferred Stock shall be referred to herein as the "STOCK");

         2. It will vote all of the Stock in person or by proxy, for approval of the Reorganization Agreement and the EarthLink Plan of Merger at the special meeting of stockholders duly held for such purpose, unless and until EarthLink has the right to terminate the Reorganization Agreement in accordance with
SECTION 11 thereof;

         3. It will not, nor will it permit any entity under its control to, deposit any of its Stock in a voting trust or subject any of its Stock to any arrangement with respect to the voting of the Stock in any manner inconsistent with this Letter Agreement;

         4. It will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise (including any transfer by operation of law or by will or by the laws of descent and distribution), any of its voting rights with respect to the Stock, except to a person who is a party to a voting agreement with MindSpring in the form of this Letter Agreement;

         5. Irreparable damage would occur in the event any of the provisions of this Letter Agreement were not performed in accordance with the terms hereof and that MindSpring shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity;


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         6. This Letter Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon the successors, assigns, heirs, executors and personal representatives (as applicable) of the parties hereto;

         7. This Letter Agreement will be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof;

         8. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Reorganization Agreement; and

         9. This Letter Agreement shall terminate automatically upon the termination (prior to the Effective Time) of the Reorganization Agreement.



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                                        Very truly yours,


Dated: September 22, 1999               By:
                                              --------------------------------
                                        Name:
                                              --------------------------------





               [SIGNATURE PAGE TO EARTHLINK STOCKHOLDER AGREEMENT]






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                                    EXHIBIT A




Name                         Class of Shares           Number of Shares
- ----                         ---------------           ----------------






ENCUMBRANCES